TERMS AGREEMENT

April 7, 2008

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention: Assistant Treasurer

Ladies and Gentlemen:

We understand that together with the US$4,500,000,000 aggregate principal amount of its debt securities sold to us on April 4, 2008 (the “Tranche 1 Securities”), Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell US$250,000,000 aggregate principal amount of its debt securities (the “Tranche 2 Securities” and, together with the Tranche 1 Securities, the “Securities”). Upon issuance, the Tranche 1 Securities and the Tranche 2 Securities shall form a single series of securities. Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Banc of America Securities LLC, Blaylock Robert Van, LLC, Credit Suisse Securities (USA) LLC, Loop Capital Markets, LLC, Greenwich Capital Markets, Inc. and UBS Securities LLC, as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Tranche 2 Securities set forth opposite our respective names on the list attached as Annex A hereto at 98.987% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be April 11, 2008, at 8:30 A.M. The closing shall take place at the Corporate Law offices of the Company located at 425 Park Avenue, New York, New York 10043.

The Tranche 2 Securities shall have the following terms:

Title:	5.500% Senior Notes Due 2013

Maturity:	April 11, 2013

Interest Rate:	5.500% per annum

Interest Payment Dates:	Semi-annually on the 11th day of each April and October, commencing October 11, 2008

Initial Price to Public:	99.312% of the principal amount thereof, plus accrued interest, if any, from April 11, 2008

Redemption Provisions:
The Tranche 2 Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated March 2, 2006

Record Date:	The April 1st and October 1st preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominees, as described in the Prospectus relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus. Principal and interest on the Securities shall be payable in United States dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however, that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus Supplement) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Selling Restrictions:

European Economic Area

The Underwriters represent and agree that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “Relevant Implementation Date”), an offer to the public of any Securities which are the subject of this offering may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that , with effect from and including the Relevant Implementation Date, an offer to the public in that Relevant Member State of any Securities may be made at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Citigroup Global Markets Inc. for any such offer; or

(d) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; each Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; each Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. Each Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

Each Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Securities and Exchange Law of Japan. The Underwriters will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, each Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1)
to an institutional investor (for corporations, under Section 274 of the SFA )or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations - Introduction” and “- Non-United States Holders” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Michael S. Zuckert, Esq., General Counsel, Finance and Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is special U.S. tax counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on April 7, 2008 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated April 7, 2008, to purchase the Tranche 2 Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.,
on behalf of the Underwriters named herein

By: /s/ Jack D. McSpadden, Jr.
Jack D. McSpadden, Jr.
Managing Director

ACCEPTED:

CITIGROUP INC.

By:  /s/ C.E. Wainhouse
Charles E. Wainhouse
Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Tranche 2 Securities

Citigroup Global Markets Inc.	$212,500,000
Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Banc of America Securities LLC
Blaylock Robert Van, LLC
Credit Suisse Securities (USA) LLC
Loop Capital Markets, LLC
Greenwich Capital Markets, Inc.
UBS Securities LLC
5,625,000 5,625,000 5,625,000 5,625,000 2,500,000 2,500,000 2,500,000 2,500,000 2,500,000 2,500,000

Total	$250,000,000